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                                   OPTION AGREEMENT


    THIS OPTION AGREEMENT (this "Agreement"), dated as of ________, 19__ is by and between PIPELINE COMMUNICATIONS, INC., a Georgia corporation (the "Company"), and _____________________, (the "Optionee").

    WHEREAS, the Board of Directors of the Company has determined that the Optionee is to be granted, on the terms and conditions set forth herein, an option (the "Option") to purchase a specified number of shares of the common stock, no par value, of the Company (the "Common Stock").

    NOW, THEREFORE, the Company and the Optionee hereby agree as follows:

    1. GRANT OF OPTION: NUMBER OF SHARES AND OPTION PRICE. The Option is for up to _____________ (___) shares of Common Stock (the "Option Shares") at a price of $____ per share.

    2. PERIOD OF OPTION AND CONDITIONS OF EXERCISE.(a) The Option shall expire on the date that falls seven (7) years after the Option Date (the "Expiration Date"). Upon the Expiration Date, the Optionee shall no longer be entitled to exercise the Option.

         (b) Prior to the Expiration Date the Optionee may exercise the Option at any time and from time to time with respect to all or part of the Option Shares. If requested by the Company, the Optionee shall deliver this Agreement to the Secretary of the Company at the time of exercise of the Option so that a notation may be made in this Agreement as to such exercise. After such notation has been made, this Agreement shall then be returned to the Optionee.

         (c) To exercise the Option, the Optionee must deliver to the Secretary of the Company at its corporate headquarters the Notice of Exercise attached as the Exhibit to this Agreement together with payment of the aggregate exercise price in cash or as otherwise may be approved by the Company.

         (d) The Optionee shall not be deemed to be a holder of any Option Shares following the exercise of the Option until the full exercise price for such shares has been paid and a stock certificate has been issued and delivered for such shares.

    3. ADJUSTMENT IN NUMBER OF SHARES. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, or similar corporate change involving the Common Stock, the aggregate number and kind of shares subject to this Option shall be proportionately adjusted.

    4. OPTION NOT TRANSFERABLE. The Option is not transferable other than by will or under the laws of descent and distribution. During the lifetime of the Optionee, the Option may be exercised only by the Optionee.

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    5.   INVESTMENT REPRESENTATION (a)  The Optionee acknowledges that the
Option and the Option Shares obtainable upon exercise of the Option have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under applicable state securities laws.

         (b) The Company shall not be obligated to issue any shares of Common Stock under this Option unless such issuance is in compliance with all applicable laws and any applicable requirements of any securities exchange on which the Common Stock is traded. Prior to the issuance of any shares of Common Stock, the Company may require a written statement from the proposed recipient as evidence of such compliance, including an acknowledgment by the recipient that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. Accordingly, the Optionee acknowledges that, prior to the issuance of the Option Shares, the Company may delay the delivery of certificates for the Option Shares for such time as the Company deems necessary or desirable for such compliance. The Optionee shall provide such information as the Company deems necessary or desirable to secure such compliance. The Optionee understands that the Company is under no obligation to register, qualify or list the Option Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange, to effect such compliance.

    6. RIGHT OF FIRST REFUSAL.(a) Before any transfer of Option Shares is transacted, the Company shall have the irrevocable, exclusive right (but not the obligation) to repurchase any or all such Option Shares proposed to be transferred, no transfer of such securities shall be valid or effective until the Company has been afforded the opportunity to exercise such right of first refusal, and the transferee must agree in writing to be bound by the terms of this Section 6 with respect to the Option Shares.

         (b) The repurchase price shall be equal to the price per Option Share offered to the Participant by the bidding third party (states in terms of economic equivalency as to any noncash or deferred consideration). Such price shall apply, however, only to transfers made on BONA FIDE terms for fair consideration. In all other instances, the repurchase price shall equal the Market Price, if there is one, or the Book Value of the Purchase Option Shares if there is no Market Price. For purposes herein, "Market Price" shall mean, if the Common Stock of the Company is publicly traded on an exchange or over the counter, the last closing price or bid price of the Common Stock; and "Book Value" shall mean the shareholders' equity of the Company (as determined by the Company's independent accountants, in accordance with the accounting principles customarily applied in connection with the preparation of the Company's annual financial statements, but not necessarily pursuant to an audit of the Company's books of account, unless an audit thereof would have otherwise been performed), as of the last day of the Company's fiscal year immediately preceding the receipt by the Company of the written notice described in (c) below, divided by the number of outstanding shares of the Company's capital stock at such date.

         (c) The Company may exercise its right of first refusal with respect to such Option Shares at any time within fourteen (14) days after it has received written notice of the proposed transfer accompanied by a complete description of the terms and background of such transfer and a copy of the BONAFIDE offer, provided that such period shall be extended by the amount of time (if any) entailed in determining the Book Value, if so required.


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         (d)  In the event the proposed transfer does not occur within thirty
(3) days after the expiration of the Company's right of refusal, the Company once again shall be accorded a right of first refusal, the Company once again shall be accorded a right of first refusal with respect to such Option Shares, as if the foregoing procedure had not occurred.

    7. EXERCISE OF RIGHT OF FIRST REFUSAL. The Company may exercise its right of first refusal pursuant to Section 6 by giving the Optionee written notice to such effect. Such notice shall also specify a proposed closing date for the exchange of the purchase price and the certificates for the Option Shares, which shall be within ten (10) days of the date such notice is given or the closing date proposed in the BONA FIDE offer, whichever is later. The payment of the purchase price hereunder may be paid, at the option of the Company, by a monthly installment note of the Company due within one year and bearing interest at a commercially reasonable rate, or, if more acceptable to the Company, upon the same terms provided in the BONAFIDE offer.

    8. TERMINATION OF RIGHT OF FIRST REFUSAL. The right of first refusal granted by Section 6 shall terminate at the earlier of (i) the date on which a public market exists for the Common Stock (or any other stock issued in exchange for the Option Shares); and (ii) the date on which the Company sells all or substantially all of its assets, or engages in a liquidation of all or substantially all of its assets. For purposes of this Agreement, a "public market" shall be deemed to exist at such time as a Public Offering has closed.

    9. LEGENDS. The share certificates evidencing the Option Shares may contain such legends as may be desirable or required in keeping with applicable state corporation and securities laws.

    10. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered by personal delivery, by facsimile transmission or by mail, to the following address:

    To Optionee:




    To the Company:

              Pipeline Communications, Inc.
              380 Interstate North Parkway
              Suite 310
              Atlanta, GA 30339

or at such other address or facsimile number as the parties hereto shall have last designated by notice to the other party. Any notice given by personal delivery or mail shall be deemed to have been delivered on the date of receipt of such delivery at such address; and any notice given by facsimile transmission shall be deemed to have been delivered on the date of transmission if received during business hours on


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a business day, or the next business day after transmission if received after business hours on a business day or at any time on a non-business day.

    11. FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company or the Optionee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provisions or of any other provision hereof.

    12. AMENDMENTS. This Agreement may be amended or modified only by an instrument in writing signed by the Optionee and an authorized representative of the Company. Except as provided in Section 14, no third party shall be entitled to claim the benefit of or enforce this Agreement.

    13. GOVERNING LAW. This Agreement has been entered into, and shall be governed by and construed according to the laws of, the State of Georgia, without regard to the conflicts of law rules thereof.

    14. SUCCESSORS AND ASSIGNS. This Agreement shall insure to the benefit of, and be binding on, the successors and assigns of the Company, and such persons as may be permitted to succeed to the rights of the Optionee hereunder with respect to the Option and the Option Shares. The parties shall take such steps as reasonably may be necessary, including but not limited to the execution and delivery of an agreement to replace this Agreement, to give effect to the provision of this Section 14 in a way that the relative benefits and obligations of the parties (and their successors and assigns) under this Agreement are preserved as closely as possible.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  PIPELINE COMMUNICATIONS, INC.


                                  By:
                                     --------------------------------------
                                      A . Matthews Thompson
                                      Chairman, CEO



                                     --------------------------------------
                                      (Optionee)


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